UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY CONSENT STATEMENT – SUBJECT TO COMPLETION, DATED MARCH 13, 2013

CONSENT STATEMENT

OF

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE CONSENT CARD TODAY

This Consent Statement and the enclosed WHITE consent card are being furnished by Corvex Management LP and Related Fund Management, LLC (collectively, “we”, “us”, “our” or the “Proposing Shareholders”) in connection with our solicitation of written consents (the “Consent Solicitation”) from the holders of common shares of beneficial interest, par value $0.01 per share (the “Shares”), of CommonWealth REIT, a Maryland real estate investment trust (the “Company”), to remove without cause Barry M. Portnoy, Adam D. Portnoy, Joseph L. Morea, William A. Lamkin, and Frederick N. Zeytoonjian as trustees of the Company and any other person or persons elected or appointed to the Board of Trustees of the Company (the “Board”) prior to the effective time of this Consent Solicitation (the “Removal Proposal”). The participants in this Consent Solicitation include the Proposing Shareholders, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund, L.P., RRERF Acquisition, LLC, Keith Meister, Jeff T. Blau and Richard O’Toole (collectively, the “Participants”).

A consent solicitation such as this allows shareholders (or their agents) to act by submitting written consents to proposed shareholder actions in lieu of voting in person or by proxy at an annual or special meeting of shareholders. To be adopted by written consent, the Removal Proposal must be approved by the holders of two-thirds of the outstanding Shares on                     , 2013, the record date for the Consent Solicitation.

THIS CONSENT SOLICITATION IS BEING MADE BY THE PARTICIPANTS AND NOT BY OR ON BEHALF OF THE COMPANY. WE ARE ASKING THE SHAREHOLDERS OF THE COMPANY TO ACT BY WRITTEN CONSENT WITH RESPECT TO THE REMOVAL PROPOSAL ON THE ACCOMPANYING WHITE CONSENT CARD.

This Consent Statement is first being sent to shareholders, along with the enclosed WHITE consent card, on or about                     , 2013.

We urge you to vote in favor of the Removal Proposal by signing, dating and returning the enclosed WHITE consent card. The failure to sign and return a consent will have the same effect as voting against the Removal Proposal.

If you have any questions regarding your WHITE consent card or need assistance in executing your consent, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholders call toll-free: (800) 714-3313

Banks and brokers call: (212) 269-5550

The filing of this Consent Statement with the Securities and Exchange Commission (the “SEC”), whether in preliminary or definitive form, shall not be deemed to be a request by the Proposing Shareholders or any other shareholder of the Company for the Company’s Board of Trustees to set a record date for the Consent Solicitation.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION

The following are some of the questions you, as a shareholder, may have about the Consent Solicitation and answers to those questions. The following is not meant to be a substitute for the information contained in the remainder of this Consent Statement, and the information contained below is qualified by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this entire document carefully prior to making any decision on whether to grant any consent hereunder.

Q:	What are you asking that the shareholders consent to?

A:	We are asking the shareholders of the Company to act by written consent to remove without cause Barry M. Portnoy, Adam D. Portnoy, Joseph L. Morea, William A. Lamkin, and Frederick N. Zeytoonjian as trustees of the Company and any other person or persons elected or appointed to the Board of the Company prior to the effective time of this Consent Solicitation (the “Removal Proposal”).

Q:	Who can act by written consent with respect to the Removal Proposal?

A:	Holders of Shares as of the close of business on , 2013, the “record date” for the solicitation (the “Consent Record Date”), are entitled to act by written consent on the Removal Proposal. Only shareholders as of the close of business on that date are eligible to give written consent.

Q:	How many consents must be received by the Company in order to adopt the Removal Proposal?

A:	The Removal Proposal will be adopted and become effective when unrevoked written consents are signed and dated by the holders of two-thirds of the Shares outstanding on the Consent Record Date. The actual number of Shares necessary to approve the Removal Proposal will depend on the number of Shares outstanding on the Consent Record Date.

Q:	Are you soliciting consents for the election of trustees?

A:	No. This Consent Solicitation is solely for the removal of the Board of Trustees. If we obtain and deliver enough written consents to approve the Removal Proposal, we expect that, as required by the Company’s Declaration of Trust, the officers of the Company will immediately call a special meeting of shareholders to elect successor trustees among nominations that may be submitted by shareholders at that time. We are currently not soliciting proxies for the election of successor trustees at such special meeting. We may determine to propose one or more candidates for election as Trustees at such special meeting, or may support candidates that may be made by other Company shareholders at that time.

Q:	What if I do not return my WHITE consent card?

A:	If you are a record holder of Shares and do not sign, date and return a WHITE consent card, you will effectively be voting against the Removal Proposal. If you hold your Shares in “street name” and do not contact your bank, broker firm, dealer, trust company or other nominee to ensure that a WHITE consent card is submitted on your behalf, you will effectively be voting against the Removal Proposal. The adoption of the Removal Proposal requires the written consent of two-thirds of the outstanding Shares; the failure to return a written consent, abstentions and broker non-votes, if any, will have the effect of a vote “AGAINST” the Removal Proposal.

Q:	What should I do if I decide to revoke my consent?

A:

An executed consent card may be revoked at any time before the action authorized by the previously executed consent becomes effective by marking, dating, signing and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a completed, later dated consent card will revoke any earlier dated consent. The revocation may be delivered either to the Company or to the Proposing Shareholders, c/o D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005. We will promptly deliver any revocations we receive to the Company. Although a revocation is effective if delivered to the Company, we request that either the original or a copy of all revocations of consents be mailed or delivered to D.F. King & Co., Inc. at the address set forth above so that we will be aware of all revocations and can more accurately determine if and when valid consents of two-thirds of the outstanding Shares to the Removal Proposal have been received in connection with this Consent Solicitation.

The Proposing Shareholders recommend that you NOT return any Revocation of Consent card that may be sent to you by the Company.

Q:	Whom should I call if I have questions about the solicitation?

A:	If you have any questions, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholders call toll-free: (800) 714-3313

Banks and brokers call: (212) 269-5550

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

Corvex Persons

The primary business of Keith Meister is in investment management. The primary business of Corvex Management LP, a Delaware limited partnership (“Corvex” and together with Mr. Meister, the “Corvex Persons”), is to act as investment advisor for certain private investment funds, including Corvex Master Fund, LP, a Cayman Islands limited partnership (the “Corvex Fund”), the general partner of which is controlled by Mr. Meister. The general partner of Corvex is also controlled by Mr. Meister. The principal business address of each Corvex Person is 712 Fifth Avenue, 23rd Floor, New York, New York 10019.

Related Persons

Related Fund Management, LLC, a Delaware limited liability company (“Related Management”), Related Real Estate Recovery Fund GP-A, LLC, a Delaware limited liability company (“Related Recovery GP-A”), Related Real Estate Recovery Fund GP, L.P., a Delaware limited partnership (“Related Recovery GP”), Related Real Estate Recovery Fund, L.P., a Delaware limited partnership (“Related Recovery Fund”) and RRERF Acquisition, LLC, a Delaware limited liability company (“RRERF”), are collectively the “Related Persons.” Related Management holds all membership interests of Related Recovery GP-A, which, in turn, is the general partner of Related Recovery GP. Related Recovery GP is the general partner of Related Recovery Fund. RRERF is a wholly owned subsidiary of Related Recovery Fund. The primary business of each of the Related Persons is engaging in the business of real estate investments.

The Related Companies, L.P. a New York limited partnership (“Related Companies”), is the managing member of Related Management. Related Companies develops, manages and finances real estate developments. Related Companies’ sole general partner is The Related Realty Group, Inc., (“Realty Group”). Stephen M. Ross is the sole shareholder and Chairman of Realty Group, as well as Chairman of Related Companies. Each of Related Companies, Realty Group, and Mr. Ross disclaim beneficial ownership of all Shares held by Related Recovery Fund or any other Related Person.

Jeff T. Blau serves as an Executive Vice President of each of Related Management, Related Recovery GP-A and RRERF, and as a Director and the Chief Executive Officer of Realty Group, the sole general partner of Related Companies. Richard O’Toole serves as a Vice President of each of Related Management, Related Recovery GP-A and RRERF, and as an Executive Vice President of Realty Group, the sole general partner of Related Companies.

The principal business address of each of the Related Persons, Related Companies, Realty Group and Messrs. Ross, Blau and O’Toole is 60 Columbus Circle, New York, NY 10023.

Corvex/Related Agreement

On January 29, 2013, Corvex and Related Recovery Fund entered into an agreement (the “Corvex/Related Agreement”), pursuant to which Corvex agreed to cause the acquisition and/or sale of Shares in an aggregate amount mutually agreed by Corvex and Related Recovery Fund from time to time, which amount may not result in the beneficial ownership by Corvex and Related Recovery Fund of more than 9.8% in the aggregate (and as to each of Corvex and Related Recovery Fund, 4.9%) of the total number of outstanding Shares.

Pursuant to the Corvex/Related Agreement, the following matters require the mutual agreement of Corvex and Related Recovery Fund: (i) the selection and nomination of individuals to serve as trustees of the Company; (ii) the making, revising or withdrawing of any proposals to the Company regarding the conduct of its business, corporate governance matters, corporate transactions or otherwise; (iii) seeking to control, advise, change or influence the management, trustees, governing instruments, shareholders, policies or affairs of the Company, (iv) the conduct of any proxy contest, consent solicitation or similar actions involving the Company, including, without limitation, the engagement of any advisors; (v) the manner, form, content and timing of any communications with the Company as well as any public disclosures, public statements or other communications relating to the Company, the Shares, the Corvex/Related Agreement or the activities contemplated by the Corvex/Related Agreement (except to the extent such disclosure is required by applicable law, regulation or fund documentation); (vi) the admission of any additional members to the group formed by the Corvex/Related Agreement or otherwise, or entering into any agreement, arrangement or understanding with any person (other than an affiliate) in connection with the holding, voting or disposition of Shares; (vii) the conduct of any litigation or investigation related to the Company or the activities contemplated by the Corvex/Related Agreement; and (viii) engaging in any of the foregoing activities, directly or indirectly, including, without limitation, through or by any their controlled affiliates, and any of their and their controlled affiliates’ respective investment funds, managed accounts or other investment vehicles managed or advised by them, other than pursuant to the Corvex/Related Agreement. The parties also agreed to cooperate and take all actions reasonably required in furtherance of any actions agreed to be undertaken pursuant to the Corvex/Related Agreement, including, without limitation (A) voting or causing to be voted any Shares beneficially owned by them and (B) executing or causing to be executed one or more written consents or agency designations with respect to such Shares. The Corvex/Related Agreement will terminate at 11:59 p.m. (New York time) on May 8, 2016, unless terminated earlier by the mutual written agreement of the parties.

Beneficial Ownership of Shares

Please see Annex I for a list of all transactions in the securities of the Company effectuated by the Participants within the past two years. As of the date of this filing, the Participants hold direct or indirect interests in the Company as follows:

•

Each of the Corvex Persons may be deemed to be the beneficial owner of 10,165,500 Shares (representing approximately 8.6% of the Company’s outstanding Shares), which include: (i) 5,082,750 Shares held on behalf of the Corvex Fund (the “Corvex Shares”) and (ii) 5,082,750 Shares held on behalf of RRERF (the “Related Shares”). By virtue of his position as a control person of the general partner of Corvex, Mr. Meister and Corvex may be deemed to share voting power and dispositive power with respect to the Corvex Shares. In addition, by virtue of the Corvex/Related Agreement, the Corvex Persons may be deemed to share with the Related Persons voting power and dispositive power with respect to the Related Shares. Each of the Corvex Persons disclaims beneficial ownership with respect to the Related Shares.

•

Each of the Related Persons may be deemed to be the beneficial owner of 10,165,500 Shares (representing approximately 8.6% of the Company’s outstanding Shares), which include: (i) the Related Shares and (ii) the Corvex Shares. By virtue of their relationship, as described above, the Related Persons may be deemed to share voting power and dispositive power with respect to the Related Shares. In addition, by virtue of the Corvex/Related Agreement, the Related Persons may be deemed to share with the Corvex Persons voting power and dispositive power with respect to the Corvex Shares. Each of the Related Persons disclaims beneficial ownership with respect to the Corvex Shares.

The Participants may effect purchases of Shares through margin accounts maintained for them with brokers, which extend margin credit as and when required to open or carry positions in their margin accounts, subject to applicable federal margin regulations, stock exchange rules and such firms’ credit policies. Positions in Shares may be held in margin accounts and may be pledged as collateral security for the repayment of debit balances in such accounts. Such margin accounts may from time to time have debit balances. In addition, since other securities may be held in such margin accounts, it may not be possible to determine the amounts, if any, of margin used to purchase Shares.

Other Information

Except as set forth in this Consent Statement (including the Annexes hereto), (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this Consent Solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no Participant or any of his, her or its associates has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this Consent Statement. Except as set forth in this Consent Statement (including the Annexes hereto), there are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Participants, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) occurred during the past ten years.

BACKGROUND OF THE CONSENT SOLICITATION

In January 2013, representatives of Corvex and Related Management met to discuss, among other things, a potential investment in the Company.

On January 29, 2013, Corvex and Related Recovery Fund entered into the Corvex/Related Agreement, pursuant to which, among other things, Corvex agreed to cause the acquisition and/or sale of Shares in an aggregate amount mutually agreed by Corvex and Related Recovery Fund from time to time, which amount may not result in the beneficial ownership by Corvex and Related Recovery Fund of more than 9.8% in the aggregate (and as to each of Corvex and Related Recovery Fund, 4.9%) of the total number of outstanding Shares.

On February 25, 2013, the Company announced that it had commenced a tender offer to purchase for cash up to $450.0 million of its outstanding 5.75% Senior Notes due February 15, 2014, 6.40% Senior Notes due February 15, 2015, 5.75% Senior Notes due November 1, 2015 and 6.25% Senior Notes due August 15, 2016, subject to the terms and conditions set forth in the offer to purchase and letter of transmittal related to the tender offer. Also on February 25, 2013, the Company announced that it had commenced a public offering of up to 31,050,000 Shares (the “Equity Offering”).

During the course of the same day, the Proposing Shareholders made various requests, through calls to the Company and its advisors, to meet with the Board and the Company’s management but were told that the Company did not wish to meet with the Proposing Shareholders.

On February 26, 2013, Corvex and Related Management issued an open letter to the Board demanding that the Company immediately cease the Equity Offering and debt repurchase, and enter into discussions with Corvex and Related Management regarding maximizing long-term value for all shareholders. Corvex and Related Management also stated that if the Board failed to adequately respond, Corvex and Related Management would be prepared to seek the removal of the Board through an action by written consent. In addition, Corvex and Related Management also stated that they would be prepared to acquire all of the outstanding Shares.

Also on February 26, 2013, Corvex and Related Management issued a press release that included an open letter to the Board reiterating their demand that the Company immediately cease its proposed Equity Offering and debt repurchase, and enter into discussions with Corvex and Related Management regarding maximizing long-term value for all shareholders. Corvex and Related Management noted that they would initially be prepared to acquire all the outstanding Shares at a price of $25.00 per share (a 58% premium to the closing price of $15.85 per share on February 25, 2013), with the opportunity to meaningfully increase this proposed offer after completing due diligence. Corvex and Related Management also noted that if the Company proceeded with the proposed Equity Offering, however, their proposed valuation would be significantly negatively impacted.

On February 27, 2013, Corvex and Related Management issued a press release that included an open letter to the Board providing additional details regarding their proposal to acquire all of the outstanding Shares at a price of $25.00 per share, with the opportunity to meaningfully increase this offer after completing confirmatory due diligence.

Also on February 27, 2013, Corvex and Related Management issued an open letter to the Board again reiterating its demand that the Company immediately cease its proposed Equity Offering and debt repurchase. Corvex and Related Management specified that they would be prepared to increase their initial offer to acquire all the outstanding Shares to a price of $27.00 per share, with the opportunity to meaningfully increase this proposed offer after completing due diligence. This increased proposal was conditioned on the Board immediately cancelling the Equity Offering and engaging in good faith discussions with Corvex and Related Management within 48 hours. Such discussions did not occur.

On March 1, 2013, the Company announced that on February 27, 2013 it had priced the Equity Offering for 30,000,000 Shares and granted the underwriters an option to purchase up to an additional 4,500,000 Shares.

On March 5, 2013, the Company announced that its previously announced Equity Offering of 34,500,000 Shares had closed that morning and that the Company received net proceeds, after the underwriting discount, of approximately $627.6 million.

On March 12, 2013, Corvex and Related sent a letter to the independent trustees of the Company reiterating their request to meet with the Company. Corvex and Related further requested that the independent trustees form a special committee and cease any plans to enter into any extraordinary transactions that could further erode shareholder value, including any related-party transactions.

As of the filing of this Consent Statement, neither the Board nor the Company’s management has engaged in any discussions with the Proposing Shareholders.

REASONS FOR OUR SOLICITATION

We believe that the Company’s collection of hard assets are undervalued due to, among other things, the Company’s externally advised management structure. In that regard, we note that the Company’s day-to-day operations are conducted by REIT Management & Research LLC (“RMR”). According to the Company’s public filings, RMR originates and presents investment and divestment opportunities to the Board and provides management and administrative services to the Company. RMR is a Delaware limited liability company beneficially owned by Barry M. Portnoy and Adam D. Portnoy, two of the Company’s five trustees.

We also believe the current Board has implemented policies which have resulted in destruction of shareholder value, including:

•

the implementation of a portfolio strategy of purchasing properties at a high valuation in order to maximize RMR’s management fees, which are based, in part, on the volume of the Company’s acquisitions, regardless of their impact on shareholder value; and

•

consummation of dilutive equity offerings. For example, the Equity Offering was completed at a time when the Shares were trading at a 57% discount from the Company’s book value as of December 31, 2012, in order to repay debt trading at prices ranging from 102% to 111% of par.

We believe that shareholder value can be created by, among other things:

•	internalization of management structure, adoption of a market cost structure, and alignment of management compensation with shareholder returns;

•	amendment of the Company’s existing Declaration of Trust and Amended and Restated Bylaws (the “Bylaws”) to conform to ISS and Glass Lewis best practices;

•	cessation of all asset sales to entities affiliated with, or managed by, RMR;

•	cessation of all acquisition and development activity until the Company’s market value exceeds its net asset value (“NAV”); and

•	use of excess cash flow and proceeds from asset sales to buy back shares or de-lever until the Company’s market value exceeds its NAV.

We believe the Company’s existing Board is not prepared to independently evaluate or undertake the steps outlined above. We believe that the Removal Proposal as a first step, if supported by shareholders, will send a clear and unequivocal message to the Board that the time has come for them to be held accountable to the true owners of the Company. This process also presents a clean path for all shareholders to fairly participate in the process of electing replacement trustees without the oversight of an interested Board. We expect such replacement trustees will be prepared to undertake an independent evaluation of some or all of the steps outlined above and undertake such steps, if deemed appropriate and consistent with the exercise of their fiduciary duties. We note that, unless the entire Board is removed, any remaining trustees will have the ability to fill vacancies created by the removal of individual trustees.

FINANCING

A successful removal of the Board will constitute a “change of control” and an event of default under each of the Company’s Credit Agreement, dated August 9, 2010 (the “Revolving Credit Agreement”), as amended and the Company’s Term Loan Agreement, dated December 16, 2010, as amended (the “Term Loan Agreement” and collectively, the “Financing Agreements”). As a result, the lenders under the Financing Agreements would have the right to immediately accelerate all amounts due and payable under each of the Financing Agreements. We expect that the Board, in accordance with its fiduciary duties, will engage with us and its lenders in a discussion to secure appropriate waivers in the event that shareholders elect to remove the existing trustees pursuant to this Consent Solicitation. In addition, we intend to arrange backstop commitments for a new revolving credit facility and a new term loan facility that will be available to repay, in full, amounts due and payable under the Financing Agreements in the event that such waivers are not obtained. Furthermore, Deutsche Bank Securities Inc. has delivered a “highly confident letter” to the Proposing Shareholders to the effect that, subject to the assumptions, terms and conditions described therein, Deutsche Bank Securities Inc. is highly confident of its ability to arrange third party debt financing to replace the Term Loan Agreement and the Revolving Credit Agreement in an aggregate amount of up to $1.25 billion.

As at December 31, 2012, the Company had $297 million outstanding under its Revolving Credit Agreement and $500 million outstanding under its Term Loan Agreement.

LITIGATION

Maryland Action

On February 27, 2013, Corvex and Related Management filed a Complaint for Injunctive and Declaratory Relief and Rescission in the Circuit Court for Baltimore City, Maryland styled Corvex Management LP, et al. v. CommonWealth REIT, et al., Case No. 24-C-13-00111 (the “Maryland Action”) against the Company, its Board, including Barry M. Portnoy, Adam D. Portnoy, Joseph L. Morea, William A. Lamkin and Frederick N. Zeytoonjian, and its external manager, RMR. The Maryland Action alleges, among other things, that the trustees, aided and abetted by RMR, have breached their fiduciary duties to the Company’s shareholders. Corvex and Related Management requested that the Court, among other things: enjoin the Company and its Board from taking actions to implement the proposed Equity Offering; rescind the Equity Offering should it be completed; and enjoin the Company and its Board from taking further actions in violation of their fiduciary duties.

Federal Action

On March 1, 2013, Corvex and Related Management filed a complaint in the United States District Court for the District of Massachusetts Corvex Management LP, et al. v. CommonWealth REIT, et al., Case No. 13-CV-10475(DJC) (the “Massachusetts Action”) against the Company and the trustees, including Barry M. Portnoy, Adam D. Portnoy, Joseph L. Morea, William A. Lamkin and Frederick N. Zeytoonjian. The Massachusetts Action seeks that the Court declare the defendants in violation of anti-fraud provisions of the Exchange Act. The Massachusetts Action alleges, among other things, that the members of the Board violated Section 10(b) of the Exchange Act and SEC Rule 10b-5 by disseminating or approving materially false and misleading statements and by employing devices, schemes, and artifices to defraud the Company’s shareholders. As part of the Massachusetts Action, Corvex and Related Management asked that the Court grant a temporary restraining order to prevent completion of the Equity Offering. On March 4, 2013, the Court held a hearing on the request for a temporary restraining order and related matters. Later that day, the Court issued a ruling denying the request for a temporary restraining order. The Court has not yet reached a final decision on aspects of the Massachusetts Action beyond the request for the temporary restraining order.

REMOVAL PROPOSAL

Shareholders are being asked to act by written consent to remove without cause Barry M. Portnoy, Adam D. Portnoy, Joseph L. Morea, William A. Lamkin, and Frederick N. Zeytoonjian as trustees of the Company and any other person or persons elected or appointed to the Board prior to the effective time of this Consent Solicitation, whether to fill any newly-created trusteeship or to fill any vacancy on the Board or for any other reason. The language relating to “any other person or persons elected or appointed to the Board” is intended to address the possibility that the current trustees might try to add trustees to the Board prior to the effectiveness of this Consent Solicitation.

Section 2.3 of the Declaration of Trust authorizes the removal of the Board at any time without cause by a vote of two-thirds of the Shares outstanding and entitled to vote. Section 6.9 of the Declaration of Trust permits this action to be taken by written consents signed by the holders of two-thirds of the Shares outstanding and entitled to vote. We believe these provisions provide the authority through which the current Board can be removed pursuant to this Consent Solicitation.

WE URGE YOU TO CONSENT TO THE REMOVAL PROPOSAL BY PROMPTLY SIGNING, DATING AND RETURNING YOUR WHITE CONSENT CARD IN THE ENCLOSED POST-PAID ENVELOPE.

VOTING SECURITIES

The Shares constitute the voting securities of the Company for purposes of this Consent Solicitation. Based upon information provided in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 25, 2013, and the Current Report on Form 8-K filed on March 5, 2013 (which announced the completion of the Equity Offering), the Company had 118,304,068 Shares outstanding as of March 5, 2013. Cumulative voting is not permitted.

APPRAISAL RIGHTS

Shareholders are not entitled to appraisal or dissenters’ rights under Maryland law in connection with the Removal Proposal or this Consent Statement.

SOLICITATION OF CONSENTS

The members and agents of the Corvex Persons or the Related Persons may solicit consents. Consents will be solicited by mail, advertisement, telephone, facsimile, other electronic means and in person. None of those persons will receive additional compensation for their solicitation efforts.

In addition, we have retained D.F. King & Co., Inc. (“D.F. King”) to assist in this Consent Solicitation, for which services D.F. King will be paid a fee not to exceed $200,000. D.F. King will also be reimbursed for its reasonable out-of-pocket expenses. We have also agreed to indemnify D.F. King against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. It is anticipated that approximately 75 persons will be employed by D.F. King to solicit shareholders in connection with the Consent Solicitation. D.F. King does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this Consent Solicitation.

We have engaged Deutsche Bank Securities Inc. (“Deutsche Bank”) to act as our financial advisor in connection with our investment in the Company. We expect Deutsche Bank will be paid customary compensation in connection with its engagement. Deutsche Bank will also be reimbursed for its reasonable out-of-pocket expenses. We have also agreed to indemnify Deutsche Bank against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. Deutsche Bank does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this Consent Solicitation.

We will request that banks, broker firms, dealers, trust companies and other nominees forward solicitation materials to beneficial owners of Shares. We will reimburse such banks, broker firms, dealers, trust companies and other nominees for their reasonable expenses for sending solicitation material to the beneficial owners.

Our estimate of the total cost to be incurred in connection with this Consent Solicitation (excluding litigation costs) is $        . To date, $         of expenses have been incurred in connection with this Consent Solicitation. Costs related to the Consent Solicitation of consents may include expenditures for attorneys, investment bankers, accountants, printing, advertising, postage and related expenses and fees. We will bear the costs of this Consent Solicitation. We may, to the extent legally permissible, seek reimbursement from the Company for the costs of this Consent Solicitation.

CONSENT PROCEDURE

Section 6.9 of the Company’s Declaration of Trust provides that, subject to certain exceptions set forth therein which are not applicable to this Consent Solicitation, whenever shareholders are required or permitted to take action, such action may be taken without a meeting by written consents setting forth the action so taken signed by the holders of a majority (or such higher percentage as may be specified in the Declaration of Trust) of the total number of votes authorized to be cast by Shares then outstanding and entitled to vote thereon. Section 2.3 of the Declaration of Trust authorizes the removal of the Board at any time without cause by vote or consent of two-thirds of the Shares outstanding and entitled to vote.

Section 2.15(b) of the Bylaws purports to require that written consents be delivered to the Company authorizing the requested action within 30 days after the Consent Record Date. In addition, Section 2.15(c) of the Bylaws purports to mandate a 90 day review period to permit independent inspectors of elections appointed by the Company to review and certify the written consent if necessary or appropriate in the Board’s discretion. We believe that both such provisions are inconsistent with the Declaration of Trust and Maryland law and, as such, are not enforceable. We believe that shareholders will have at least 60 days from the time the first signed written consent is dated to deliver written consents approving the Consent Proposal, and that any review period prior to the certification of results should not take an independent inspector longer than one week.

The failure to sign and return a consent will have the same effect as voting “AGAINST” the Removal Proposal. The adoption of the Removal Proposal requires the written consent of two-thirds of the outstanding Shares; the failure to return a written consent, abstentions and broker non-votes, if any, will have the effect of a vote “AGAINST” the Removal Proposal.

If you have any questions or require any assistance in executing your consent, please call: D.F. King at (800) 714-3313. Banks and brokers may call collect at (212) 269-5550.

The results of our Consent Solicitation will be communicated to you by the issuance of a press release.

THE PROPOSING SHAREHOLDERS RECOMMEND THAT ALL OF THE COMPANY’S SHAREHOLDERS CONSENT TO THE REMOVAL PROPOSAL.

ELECTION OF NEW TRUSTEES

Section 2.4 of the Company’s Declaration of Trust provides that if at any time there shall be no trustees in office, successor trustees shall be elected by shareholders as provided in Section 6.9 of the Declaration of Trust. Section 6.9 of the Declaration of Trust states that if there shall be no trustees, the officers of the Company shall promptly call a special meeting of the shareholders entitled to vote for the election of successor trustees. Therefore, if we obtain enough written consents to approve the Removal Proposal, we expect the officers of the Company immediately to call a special meeting of shareholders to elect successor trustees among nominations that may be submitted by shareholders at that time. We are currently not soliciting proxies for the election of successor trustees at such special meeting. We may determine to propose one or more candidates for election as trustees at such special meeting, or may support candidates that may be made by other Company shareholders at that time.

REVOCATION PROCEDURE

An executed consent card may be revoked at any time before the time that the action authorized by the previously executed consent becomes effective by marking, dating, signing and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a completed, later dated consent card will revoke any earlier dated consent. The revocation may be delivered either to the Company or to the Proposing Shareholders, c/o D.F. King & Co., Inc. at 48 Wall Street, New York, NY 10005. We will promptly deliver any revocations we receive to the Company. Although a revocation is effective if delivered to the Company, we request that either the original or a copy of all revocations of consents be mailed or delivered to D.F. King & Co., Inc. at the address set forth above, so that we will be aware of all revocations and can more accurately determine if and when valid consents of two-thirds of the outstanding Shares to the Removal Proposal have been received in connection with this Consent Solicitation.

SPECIAL INSTRUCTIONS

If you were a holder of record of the Shares on the Consent Record Date, you may elect to consent to, withhold consent to or abstain with respect to the Removal Proposal by marking the “CONSENT,” “WITHHOLD CONSENT” or “ABSTAIN” box, as applicable, underneath the Removal Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the enclosed post-paid envelope. In addition, you may withhold consent to the removal of any individual trustee by writing that person’s name on the consent card in the space indicated.

If a shareholder executes and delivers a WHITE consent card, but does not check a box marked “CONSENT,” “WITHHOLD CONSENT” or “ABSTAIN” for the Removal Proposal, that shareholder will be deemed to have consented to the Removal Proposal, except that the shareholder will not be deemed to consent to the removal of any trustee whose name is written in the space the application instruction to the Removal Proposal provides on the consent card.

Your consent is important. Please sign, date and return the enclosed WHITE consent card in the postage-paid envelope provided. If you fail to return a WHITE consent card or to instruct your bank, broker firm, dealer, trust company or other nominee to submit a WHITE consent card on your behalf, you will effectively be voting AGAINST the Removal Proposal. YOU MUST SIGN AND DATE THE WHITE CONSENT CARD IN ORDER FOR IT TO BE VALID.

If your Shares are held in the name of a bank, broker firm, dealer, trust company or other nominee, only that nominee can exercise the right to consent with respect to the Shares that you beneficially own through such nominee, and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, broker firm, dealer, trust company or other nominee to execute a consent in favor of the proposal set forth herein. Please follow the instructions to consent provided on the enclosed WHITE consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or internet, instructions will be included on the enclosed WHITE consent card. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Proposing Shareholders, c/o D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions or require any assistance in executing your consent, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholders call toll-free: (800) 714-3313

Banks and brokers call: (212) 269-5550

ADDITIONAL INFORMATION

The Proposing Shareholders have omitted from this Consent Statement certain disclosure that is already included in the Company’s proxy statement relating to the 2013 Annual Meeting of Shareholders filed with the SEC on February 25, 2013. Such disclosure includes, among other things, information regarding securities of the Company beneficially owned by the Company’s trustees and management; certain shareholders’ beneficial ownership of more than 5% of the Company’s securities; information concerning executive compensation; and information concerning the procedures for submitting shareholder proposals and trustee nominations intended for consideration at the 2014 Annual Meeting of Shareholders and for consideration for inclusion in the proxy materials for that meeting. The Proposing Shareholders take no responsibility for the accuracy or completeness of information contained in the Company’s proxy statement. Except as otherwise noted herein, the information in this Consent Statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although the Proposing Shareholders do not have any knowledge indicating that any statement contained herein is untrue, we do not take responsibility, except to the extent imposed by law, for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on behalf of the Proposing Shareholders, or for any failure of the Company to disclose events that may affect the significance or accuracy of such information.

FORWARD-LOOKING STATEMENTS

This Consent Statement may include forward-looking statements that reflect the Proposing Shareholders’ current views with respect to future events. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature are often used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Any forward-looking statements made in this Consent Statement are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Proposing Shareholders will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business, operations or financial condition. Except to the extent required by applicable law, the Proposing Shareholders undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Dated:                     , 2013

ANNEX I

TRANSACTIONS BY THE PARTICIPANTS IN THE SECURITIES OF COMMONWEALTH REIT

DURING THE PAST TWO YEARS

This Annex I sets forth information with respect to each purchase and sale of securities of the Company that was effectuated by a Participant, or an affiliate of a Participant, during the past two years. As of the date of this Consent Statement, Corvex Management LP (“Corvex”) is the only Participant, or affiliate of a Participant, that has effectuated a transaction with respect to any securities of the Company within the past two years. Unless otherwise indicated, all transactions were effectuated in the open market and the table includes commissions paid in per share prices. Pursuant to the agreement dated January 29, 2013 by and between Corvex and Related Real Estate Recovery Fund, L.P. (“Related Recovery Fund”), 50% of all Shares purchased by Corvex were allocated to a trading account established by Related Recovery Fund, and Related Recovery Fund promptly reimbursed Corvex at cost for the purchase price of such Shares.

Trade Date	Number Purchased (Sold)	Price Per Share
1/16/2013	50,000	16.05
1/16/2013	25,000	16.04
1/16/2013	59,772	16.05
1/17/2013	75,000	15.99
1/17/2013	22,892	15.97
1/17/2013	100,255	15.98
1/17/2013	1,213	15.89
1/17/2013	25,000	15.95
1/18/2013	52,350	16.16
1/18/2013	400	16.04
1/18/2013	25,000	16.08
1/18/2013	6,382	16.10
1/22/2013	90,000	16.53
1/23/2013	199,031	16.58
1/24/2013	180,905	16.61
1/25/2013	95,138	16.78
1/28/2013	134,160	16.79
1/29/2013	176,534	16.89
1/30/2013	205,773	16.87
2/1/2013	77,074	16.77
2/1/2013	1,100	16.92
2/4/2013	213,100	16.87
2/5/2013	209,874	17.01
2/6/2013	103,583	17.02
2/7/2013	325,357	17.00
2/8/2013	35,646	17.05
2/8/2013	55,582	17.05
2/11/2013	116,976	17.05
2/12/2013	64,824	17.26
2/12/2013	98,100	17.30
2/13/2013	81,177	17.31
2/13/2013	208,710	17.30
2/14/2013	39,854	17.35
2/14/2013	40,170	17.35
2/15/2013	46,872	17.38
2/15/2013	103,803	17.41
2/19/2013	78,400	17.48
2/19/2013	471,600	17.46

Trade Date	Number Purchased (Sold)	Price Per Share
2/20/2013	35,062	17.53
2/20/2013	584,449	17.55
2/20/2013	240,400	17.57
2/21/2013	143,644	17.43
2/21/2013	190,327	17.61
2/21/2013	20,761	17.66
2/21/2013	16,258	17.64
2/22/2013	386,204	17.95
2/22/2013	21,989	17.79
2/25/2013	1,155,000	16.44
2/25/2013	1,109,300	17.02
2/25/2013	375,000	16.29
3/5/2013	100,000	22.91
3/5/2013	50,000	22.96
3/5/2013	530,766	23.01
3/7/2013	125,000	21.96
3/7/2013	365,000	21.86
3/8/2013	454,233	22.09
3/8/2013	202,800	22.28
3/8/2013	2,700	22.05
3/8/2013	50,000	22.02
3/12/2013	110,000	21.85

PRELIMINARY COPY – SUBJECT TO COMPLETION

[FORM OF CONSENT CARD]

CONSENT OF SHAREHOLDERS OF COMMONWEALTH REIT

TO ACTION WITHOUT A MEETING

THIS CONSENT SOLICITATION IS BEING MADE BY CORVEX MANAGEMENT LP, KEITH MEISTER, RELATED FUND MANAGEMENT, LLC, RELATED REAL ESTATE RECOVERY FUND GP-A, LLC, RELATED REAL ESTATE RECOVERY FUND GP, L.P., RELATED REAL ESTATE RECOVERY FUND, L.P., RRERF ACQUISITION, LLC, JEFF T. BLAU AND RICHARD O’TOOLE

Unless otherwise indicated below, the undersigned, a shareholder of record of CommonWealth REIT (the “Company”) on                     , 2013, hereby consents pursuant to Sections 2.3 and 6.9 of the Declaration of Trust of the Company with respect to all common shares of beneficial interest, par value $0.01 per share, held by the undersigned to the taking of the following action without a meeting of the shareholders of the Company:

IF NO BOX IS MARKED FOR THE REMOVAL PROPOSAL AND THIS CARD IS PROPERLY SIGNED, DATED AND DELIVERED, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO THE REMOVAL PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY CURRENT TRUSTEE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED. CORVEX MANAGEMENT LP AND RELATED FUND MANAGEMENT, LLC RECOMMEND THAT YOU CONSENT TO THE REMOVAL PROPOSAL.

1.	The removal without cause of Barry M. Portnoy, Adam D. Portnoy, Joseph L. Morea, William A. Lamkin, and Frederick N. Zeytoonjian as trustees of the Company and any other person or persons elected or appointed to the Board of Trustees of the Company prior to the effective time of this proposal.

☐	☐	☐
Consent	Withhold Consent	Abstain

INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE REMOVAL OF ALL THE ABOVE-NAMED TRUSTEES, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO APPROVE THE REMOVAL OF CERTAIN OF THE ABOVE-NAMED PERSONS, BUT NOT ALL OF THEM, CHECK THE “CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH REMOVED IN THE FOLLOWING SPACE:

WITHOLDING CONSENT OR ABSTAINING ON THIS REMOVAL PROPOSAL WILL HAVE THE SAME EFFECT AS NOT CONSENTING.

(IN THE ABSENCE OF WITHHOLDING OF CONSENT OR ABSTENTION BEING INDICATED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.)

FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.

Date:

Signature:

Signature (if held jointly):

Title(s):

Please sign exactly as name appears on share certificates or on label affixed hereto. When shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign and date. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

PLEASE SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.